EX 99.1

AZZ incorporated Reports Year-To-Date and Third

Quarter Results of Fiscal – Year 2006

For the nine months – Revenues Increase 20%, Net Income up 56%, Earnings

Per Share Increased 53% and Backlog is up 38%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz, or Robert Blum
Internet: wwwlythampartners.com

January 6, 2006 – FORT WORTH, TX – AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and nine-month periods ended November 30, 2005. Revenues for the third quarter increased 16 percent to $44.3 million, compared to $38.3 million for the comparable period last year. Net income for the third quarter increased to $1.7 million, or $0.30 per diluted share, compared to net income of $1.2 million, or $0.22 per diluted share, in last year’s fiscal third quarter.

For the nine-month period, the Company reported revenues of $136.9 million, an increase of 20 percent compared to $114.5 million for the comparable period last year. Net income for the nine months rose 56 percent to $5.2 million, or $0.93 per diluted share, compared to $3.4 million, or $0.61 per diluted share for the comparable nine-month period last year.

Backlog at the end of the third quarter was $83.1 million, compared to $ 76.6 million at the end of our second quarter and $60.1 million for the comparable period last year. Incoming orders for the third quarter totaled $50.9 million while shipments for the quarter totaled $44.3 million, resulting in a book to ship ratio of 115 percent. Incoming orders for the nine-month period were $155.3 million, while year to date shipments totaled $136.9 million, resulting in a book to ship ratio of 113 percent.

Outstanding debt at the end of the quarter was $23.3 million, down 16 percent from the same period last year, resulting in a long-term debt to equity ratio of .21 to 1.

Revenues for the Electrical and Industrial Products Segment increased 15 percent to $28.8 million for the third quarter, compared to $25.0 million in the previous year’s third quarter. Operating income for this segment was $2.7 million a 56 percent increase when compared to $1.7 million in the third quarter of fiscal 2005. For the first nine months of fiscal 2006, revenues were $89.8 million and operating income was $7.1 million compared to $76.0 and $ 5.0 million, respectively, for the first nine months of the prior year, an 18 and 42 percent increase, respectively.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “The improved quotation, incoming orders and shipment levels continued in the third quarter of our

EX 99.1

current fiscal year. While the third quarter did not include any unusually large international or domestic orders, we continued to see our book to ship ratio well in excess of 1 to 1. While we have seen improved pricing levels, they are still below full recovery of material cost increases incurred over the past eighteen months. Competitive pricing pressures continue as our industry still operates with a significant level of unused capacity. We are continuing our strategy of targeted margin level pricing by market segment and product, and we will continue our effort to lower our internal cost structure, and broaden our served markets. We are extremely pleased that our operating income growth continues to exceed our revenue growth, due to continued efforts to improve price realization and the leverage gained from a lower fixed cost structure.”

Revenues for the Company’s Galvanizing Service Segment were $15.5 million for the third quarter, compared to $13.3 million in the previous year’s comparable quarter. Operating income for the Segment was $2.8 million compared to $2.4 million in the same quarter last year. For the first nine months of fiscal 2006, revenues were $47.1 million, and operating income was $9.2 million compared to $38.5 million and $7.1 million, respectively, for the first nine months of the prior year. This represents a revenue increase of 22 percent and an operating income increase of 29 percent.

Mr. Dingus continued, “The anticipated adverse impact on our volumes due to the gulf coast hurricanes did not materialize. Despite the loss of production days, our volumes in the third quarter were consistent with those achieved in the second quarter. We anticipate that the fourth quarter will be at levels that approximate those of the second and third, and the next level of increased work associated with the Gulf Coast rebuilding effort is expected to occur in the second quarter of our fiscal 2007. Zinc and natural gas costs continue to be extremely volatile and continue to increase, making it a challenging environment to match our pricing and cost in order to sustain our excellent margin performance. This is a major concern to us for the upcoming quarter and the new fiscal year as we still face competitive pricing pressures despite the improved market conditions.”

Mr. Dingus concluded, “On a year to date basis, our revenues and income are improving at a rate that exceeded our original internal targets and previously issued guidance. As a result of this, combined with the evaluation of information currently available to management, we are increasing our estimate of FY2006 earnings to be within the range of $1.20 to $1.30 per diluted share and revenues to be within the range of $180 to $190 million. Our earnings per share estimate includes the $1.4 million combined anticipated cost of completing of our Oracle ERP system implementation and Sarbanes-Oxley compliance, which compares to an actual expense of $775,000 for these items in fiscal 2005. Achievement of results within this range would result in solid double-digit growth for revenues and earnings for fiscal 2006, when compared to fiscal 2005.”

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of fiscal 2006 at 11:00 A.M. ET on January 6, 2006. Interested parties can access the call at (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687 or (706) 645-9291 (international), confirmation #3652471, or for 30 days at www.azz.com/AZZinvest.htm.

EX 99.1

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct.

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Condensed financial tables on attached page

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amount)

	Three Months Ended		Nine Months Ended
	November 30, 2005 (unaudited)	November 30, 2004 (unaudited)	November 30, 2005 (unaudited)	November 30, 2004 (unaudited)
Net sales	$44,323	$38,297	$136,909	$114,501
Income before taxes	$2,405	$1,911	$8,050	$5,329
Net income	$1,734	$1,199	$5,234	$3,352

Net income per share
Basic	$0.31	$0.22	$.94	$.62
Diluted	$0.30	$0.22	$.93	$.61
Diluted average shares outstanding	5,697	5,511	5,625	5,509

Condensed Consolidated Balance Sheet

(in thousands)

	November 30, 2005 (unaudited)	February 28, 2005 (audited)
Assets:
Current assets	$57,227	$51,162
Net property, plant and equipment	$35,205	$35,312
Other assets, net	$41,937	$42,161

Total assets	$134,369	$128,635

Liabilities and shareholders’ equity:
Current liabilities	$30,672	$26,324
Long term debt due after one year	$17,750	$23,875
Other liabilities	$3,346	$3,117
Shareholders’ equity	$82,601	$75,319

Total liabilities and shareholders’ equity	$134,369	$128,635

Condensed Consolidated Statement of Cash Flow

(in thousands)

	Nine Months Ended November 30, 2005 (unaudited)	Nine Months Ended November 30, 2004 (unaudited)
Net cash provided by (used in) operating activities	$9,741	$8,719
Net cash provided by (used in) investing activities	($4,561)	($5,446)
Net cash provided by (used in) financing activities	($4,289)	($2,877)

Net increase (decrease) in cash and cash equivalents	$891	$396
Cash and cash equivalents at beginning of year	$517	$1,445

Cash and cash equivalents at end of quarter	$1,408	$1,841

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